Exhibit 10.1
Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote omissions.
DOE F 4600.1#(7/08)Exhibit 10.1
U.S. DEPARTMENT OF ENERGY NOTICE OF FINANCIAL ASSISTANCE AWARD Under the authority of Public Law 109-58, Energy Policy Act (2005)
1. PROJECT TITLE 2. INSTRUMENT TYPE Wave Power Demonstration Project at Reedsport, Oregon GRANT COOPERATIVE AGREEMENT 3. RECIPIENT (Name, address, zip code) 4. INSTRUMENT NO. 5. AMENDMENT NO. Ocean Power Technologies, Inc. DE-FG36-08GO88017 A000 1590 Reed Road Pennington, NJ 08534-5010 6. BUDGET PERIOD 7. PROJECT PERIOD FROM: 8/1/2008 THRU: 11/30/2009 FROM: 8/1/2008 THRU: 11/30/2008 — — 8. RECIPIENT PROJECT DIRECTOR (Name, phone and E-mail) 10. TYPE OF AWARD Herbert T. Nock Ph: 609-730-0400 NEW CONTINUATION RENEWAL E-mail: hnock@oceanpowertech.com REVISION INCREMENTAL FUNDING 9. RECIPIENT BUSINESS OFFICER (Name phone and E-mail) Deborah Montagna Ph: 609-730-0400 E-mail: dmontagna@oceanpowertech.com 11. DOE PROJECT OFFICER (Name, address, phone and E-mail) 12. DOE AWARD ADMINISTRATOR (Name, address, phone and E-mail) Curtis K. Framel Phone: 303-275-4872 Sara Wilson Phone: 303-275-4922 Golden Field Office Golden Field Office 1617 Cole Blvd 1617 Cole Blvd Golden CO. 80401-3393 Golden CO. 80401-3305 E-Mail: Curtis Framel@go.doe.gov E-Mail: sara.wilson@go.doe.gov 13. RECIPIENT TYPE STATE GOV’T INDIAN TRIBUNAL GOV’T HOSPITAL FOR PROFIT INDIVIDUAL ORGANIZATION LOCAL GOV’T INSTITUTION OF HIGHER EDUCATION OTHER NONPROFIT ORGANIZATION C P SP OTHER (Specify): 14. ACCOUNTING AND APPROPRIATIONS DATA: 15. EMPLOYER I.D. Fund Year Allottee Reporting SGL Object Project Program WFO Local Use Amount a. TIN: 22-2535818 Entity Class - 05450 2008 31 200835 61000000 41000 0000000 1005067 0000000 0000000 $1,968,000.00 b. DUNS: 181079872 - 16. BUDGET AND FUNDING INFORMATION
a. CURRENT BUDGET PERIOD INFORMATION b. CUMULATIVE DOE OBLIGATIONS (1) DOE Funds Obligated This Action $1,968,000.00 (1) This Budget Period $1,968,000.00
(2) DOE Funds Authorized for Carry Over $0.00 [Total of lines a.(1) and .(3)] (3) DOE Funds Previously Obligated in this Budget Period $0.00
(4) DOE Share of Total Approved Budget $1,968,000.00 (2) Prior Budget Periods $0.00
(5) Recipient Share of Total Approved Budget $[**] (6) Total Approved Budged $[**] (3) Project Period to Date $1,968,000.00
[Total of lines b.(1) and b.(2)] — 17. TOTAL ESTIMATED COST OF PROJECT, INCLUDING DOE FUNDS TO FFRDC: $[**] (This is the current estimated cost of the project. It is not a promise to award nor an authorization to expend funds in this amount.)
18. AWARD/AGREEMENT TERMS AND CONDITIONS This award/agreement consists of this form plus the following:
a. Special terms and conditions. b. Applicable program regulations (Specify) n/a (Date) c. DOE Assistance Regulations, 10 CFR Part 600 at http://ecfr.gpoaccess.gov and if the award is for research and to a university or non-profit, the Research Terms and Conditions and the DOE Agency Specific Requirements at http://www.nsf.gov/bfa/dias/policy/rtc/index.jsp.
d. Application/proposal as approved by DOE. e. National Policy Assurances to be incorporated as Award Terms in effect on date of award at http://www.management.energy.gov/business_doe/1374.htm. 19. REMARKS The attached Special Terms and Conditions (Attachment #1); Intellectual Property Provisions (GSB-1003) (Attachment #2); SF-424A, Budget Information — Non Construction Programs (Attachment #3); Federal Assistance Reporting Checklist and Instructions (Attachment #4); and Statement of Project Objectives (Attachment #5) are added and made a part of this award.
20. EVIDENCE OF RECEIPT ACCEPTANCE 21. AWARDED BY /s/ Charles F. Dunleavy SEP 23 2008 /s/ Sara Wilson SEP 03 2008 (Signature of Authorized Recipient Officer) (Date) (Signature) (Date) Charles F. Dunleavy Sara Wilson (Name) (Name) C.F.O. Contracting Officer (Title) (Title)

DE-FG36-08GO88017 / A000
Attachment 1
SPECIAL TERMS AND CONDITIONS
JULY 2008

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DE-FG36-08GO88017 / A000
Attachment 1
1.	RESOLUTION OF CONFLICTING CONDITIONS

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award, as shown in Block 18 of the Notice of Financial Assistance Award (NFAA) must be referred to the DOE Award Administrator identified in Block 12 of the NFAA for guidance.
2.	PAYMENT PROCEDURES

REIMBURSEMENT THROUGH THE AUTOMATED STANDARD APPLICATION FOR PAYMENTS (ASAP) SYSTEM
a.	Method of Payment. Payment will be made by reimbursement through the Department of Treasury’s ASAP system.

b.	Requesting Reimbursement. Requests for reimbursements must be made through the ASAP system. Requests for reimbursement should coincide with the Awardee’s normal billing pattern, but not more frequently than every two weeks. Each request must be limited to the amount of disbursements made for the federal share of direct project costs and the proportionate share of allowable indirect costs incurred during that billing period.

c.	Adjusting payment requests for available cash. The Awardee must disburse any funds that are available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE.

d.	Payments. All payments are made by electronic funds transfer to the bank account identified on the ASAP Bank Information Form that you filed with the U.S. Department of Treasury.
3.	COST SHARE
a.	Total Estimated Project Cost is the sum of the DOE share and Awardee share of the estimated project costs. The Awardee’s cost share must derive from non-Federal sources unless otherwise allowed by law. By accepting federal funds under this award, the Awardee agrees to be responsible for its percentage share of total allowable project costs, on a budget period basis, even if the project is terminated early or is not funded to its completion. This cost is shared as follows:

Budget	Budget			Awardee Cost
Period	Period	DOE Cost Share		Share	Total Estimated
No.	Start Date	$ / %		$ / %	Costs
1	08/01/2008	$1,968,000 / [**]	%	$ [**] / [**] %	$	[**]
Total Project		$1,968,000 / [**]	%	$ [**] / [**] %	$	[**]

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DE-FG36-08GO88017 / A000
Attachment 1
b.	If the Awardee is unable to provide cost share of the amount identified in paragraph a of this article, the Awardee shall notify the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award, indicating whether you will continue or phase out the project. If the project will continue, the notification must describe how replacement cost share will be secured.

c.	The Awardee must maintain records of all project costs that are claimed as cost share, including in-kind costs, as well as records of costs to be paid by DOE. Such records are subject to audit.

d.	Failure to provide the cost share required by this Article may result in the subsequent recovery by DOE of some or all the funds provided under the award.
4.	REBUDGETING AND RECOVERY OF INDIRECT COSTS
a.	If actual allowable indirect charges are less than those budgeted and funded under the award, the Awardee may use the difference to pay additional allowable direct costs during the project period. If at the completion of the award DOE’s share of total allowable costs (i.e., direct and indirect), is less than the total costs reimbursed, the Awardee must refund the difference.

b.	Awardees are expected to manage their indirect costs. DOE will not amend an award solely to provide additional funds for changes in indirect cost rates (See “Incremental Funding and Maximum Obligation article). DOE recognizes that the inability to obtain full reimbursement for indirect costs means the Awardee must absorb the underrecovery. Such underrecovery may be allocated as part of the organization’s required cost share.

c.	The budget for this award includes indirect charges, but does not include fringe benefits. Therefore, fringe benefit costs shall not be charged to nor shall reimbursement be requested for this project nor shall the fringe benefit costs for this project be allocated to any other federally sponsored project. In addition, fringe benefit costs shall not be counted as cost share unless approved by the Contracting Officer. This restriction does not apply to subawardees’ fringe benefits.
5.	STATEMENT OF FEDERAL STEWARDSHIP

DOE will exercise normal Federal stewardship in overseeing the project activities performed under this award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to ensure that the award objectives have been accomplished.

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DE-FG36-08GO88017 / A000
Attachment 1
6.	SITE VISITS

DOE’s authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. The Awardee must provide, and must require its subawardees to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.
7.	REPORTING REQUIREMENTS
a.	Requirements. The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, attached to this award. Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award. Noncompliance may result in withholding of future payments, suspension or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies,

b.	Dissemination of scientific/technical reports. Scientific/technical reports submitted under this award will be disseminated on the Internet via the DOE Information Bridge (www.osti.gov/bridge), unless the report contains patentable material, protected data or SBIR/STTR data. Citations for journal articles produced under the award will appear on the DOE Energy Citations Database (www.osti.gov/energycitations).

c.	Restrictions. Reports submitted to the DOE Information Bridge must not contain any Protected Personal Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.
8.	PUBLICATIONS
a.	The Awardee is encouraged to publish or otherwise make publicly available the results of the work conducted under the award.

b.	An acknowledgment of DOE support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this project, as follows:

Acknowledgment: “This material is based upon work supported by the Department of Energy [National Nuclear Security Administration] [add name(s) of other agencies, if applicable] under Award Number(s) [enter the award number(s)].”

Disclaimer. “This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency

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DE-FG36-08GO88017 / A000
Attachment 1
thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.”
9.	FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

The Awardee must obtain any required permits and comply with applicable federal, state, and municipal laws, codes, and regulations for work performed under this award.
10.	INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION
a.	The intellectual property provisions applicable to this award are provided as an attachment to this award or are referenced in Block 19 of the Notice of Financial Assistance Award. A list of all intellectual property provisions may be found at http://www.gc.doe.gov/financial_assistance_awards.htm.

b.	Questions regarding intellectual property matters should be referred to the DOE Award Administrator identified in Block 12 of the NFAA and the cognizant DOE Patent Counsel. The Patent Counsel for the Golden Field Office is Julia Moody, who may be reached at 303-275-4867, or Julia.moody@go.doe.gov.
11.	LOBBYING RESTRICTIONS

By accepting funds under this award, the Awardee agrees that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.
12.	NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS — SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.
13.	TRAFFICKING IN PERSONS
a.	Provisions applicable to an Awardee that is a private entity:
1.	The Awardee, your employees, subawardees under this award, and subawardees’ employees may not —

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DE-FG36-08GO88017 / A000
Attachment 1
i.	Engage in severe forms of trafficking in persons during the period of time that the award is in effect;

ii.	Procure a commercial sex act during the period of time that the award is in effect; or

iii.	Use forced labor in the performance of the award or subawards under the award.
2.	We as the Federal awarding agency may unilaterally terminate this award, without penalty, if you or a subawardee that is a private entity—
i.	Is determined to have violated a prohibition in paragraph a.1 of this award term; or

ii.	Has an employee who is determined by the agency official authorized to terminate the award to have violated a prohibition in paragraph a.1 of this award term through conduct that is either—
(a)	Associated with performance under this award; or

(b)	Imputed to you or the subawardee using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, “OMB Guidelines to Agencies on Government-wide Debarment and Suspension (Nonprocurement),” as implemented by 2 CFR part 901.
b.	Provision applicable to an Awardee other than a private entity: We as the Federal awarding agency may unilaterally terminate this award, without penalty, if a subawardee that is a private entity—
1.	Is determined to have violated an applicable prohibition in paragraph a.1 of this award term; or

2.	Has an employee who is determined by the agency official authorized to terminate the award to have violated an applicable prohibition in paragraph a.1 of this award term through conduct that is either—
i.	Associated with performance under this award; or

ii.	Imputed to the subawardee using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, “OMB Guidelines to Agencies on Government-wide Debarment and Suspension (Nonprocurement),” as implemented by 2 CFR part 901.
c.	Provisions applicable to all Awardees:
1.	The Awardee must inform DOE immediately of any information received from any source alleging a violation of a prohibition in paragraph a.1 of this award term.

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DE-FG36-08GO88017 / A000
Attachment 1
2.	DOE’s right to terminate unilaterally that is described in paragraph a.2 or b. of this section:
i.	Implements section 106(g) of the Trafficking Victims Protection Act of 2000 (TVPA), as amended (22 U.S.C. 7104(g)), and

ii.	Is in addition to all other remedies for noncompliance that are available to DOE under this award.
3.	The Awardee must include the requirements of paragraph a.1 of this award term in any subaward made by the Awardee to a private entity.
d.	Definitions. For purposes of this award term:
1.	“Employee” means either:
i.	An individual employed by the Awardee or a subawardee who is engaged in the performance of the project or program under this award; or

ii.	Another person engaged in the performance of the project or program under this award and not compensated by the Awardee including, but not limited to, a volunteer or individual whose services are contributed by a third party as an in-kind contribution toward a cost share requirements.
2.	“Forced labor” means labor obtained by any of the following methods: the recruitment, harboring, transportation, provision, or obtaining of a person for labor or services, through the use of force, fraud, or coercion for the purpose of subjection to involuntary servitude, peonage, debt bondage, or slavery.

3.	“Private entity”:
i.	Means any entity other than a State, local government, Indian tribe, or foreign public entity, as those terms are defined in 2 CFR 175.25.

ii.	Includes:
(a)	A nonprofit organization, including any nonprofit institution of higher education, hospital, or tribal organization other than one included in the definition of Indian tribe at 2 CFR 175.25(b).

(b)	A for-profit organization.
4.	“Severe forms of trafficking in persons,” “commercial sex act,” and “coercion” have the meanings given at section 103 of the TVPA, as amended (22 U.S.C. 7102).

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DE-FG36-08GO88017 / A000
Attachment 1
14.	INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP
a.	The Awardee shall immediately notify the DOE Administrator identified in Block 12 of the Notice of Financial Assistance Award of the occurrence of any of the following events: (i) the Awardee or its parent’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) the Awardee’s consent to the institution of an involuntary case under the Bankruptcy Act against the Awardee or its parent; (iii) the filing of any similar proceeding for or against the Awardee or its parent, or its consent to the dissolution, winding-up or readjustment of its debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over the Awardee, under any other applicable state or federal law; or (iv) the Awardee’s insolvency due to its inability to pay debts generally as they become due.

b.	Such notification shall be in writing and shall: (i) specifically set out the details of the occurrence of an event referenced in paragraph (a); (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

c.	Upon the occurrence of any of the four events described in the paragraph a. of this provision, DOE reserves the right to conduct a review to determine Awardee compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports). If a DOE review determines that there are significant deficiencies or concerns with Awardee performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) a change of payment method; or (ii) institution of payment controls.

d.	Failure of the Recipient to comply with this provision may be considered a material noncompliance of this financial assistance award by the Contracting Officer.
15.	DECONTAMINATION AND/OR DECOMMISSIONING (D&D) COSTS

Notwithstanding, any other provisions of this award, DOE will not be responsible for or have any obligation to the Awardee for (i) Decontamination and/or Decommissioning (D&D) of any of the Awardee’s facilities, or (ii) any costs which may be incurred by the Awardee in connection with the D&D of any of its facilities due to the performance of the work under this award, whether said work was performed prior to or subsequent to the effective date of the award.

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DE-FG36-08GO88017 / A000
Attachment #2
Intellectual Property Provisions (GSB-1003)
Grant
Research, Development, or Demonstration
Domestic Small Businesses

01.	10 CFR 600.325 Appendix A	Rights in Data — General (OCT 2003)
02.	10 CFR 600.325 Appendix A	Patent Rights (Small Business Firms and Nonprofit Organizations) (OCT 2003)
03.	FAR 52.227-23	Rights to Proposal Data (Technical) (JUN 1987)
NOTE: In reading these provisions, any reference to “contractor” shall mean “recipient,” and any reference to “contract” or “subcontract” shall mean “award” or “subaward.”

01. 10 CFR Part 600.325 Appendix A, Rights in Data — General (OCT 2003)
     (a) Definitions
          Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.
          Computer software, as used in this clause, means (i) computer programs which are data comprising a series of instructions, rules, routines or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and (ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae, and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.
          Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing, or management information.
          Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability, as well as data identifying source, size, configuration, mating, and attachment characteristics, functional characteristics, and performance requirements; except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.
          Limited rights, as used in this clause, means the rights of the Government in limited rights data as set forth in the Limited Rights Notice of subparagraph (g)(2) if included in this clause.
          Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.
          Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and is confidential or privileged; or is published copyrighted computer software; including minor modifications of such computer software.
          Restricted rights, as used in this clause, means the rights of the Government in restricted computer software, as set forth in a Restricted Rights Notice of subparagraph (g)(3) if included in this clause, or as otherwise may be provided in a collateral agreement incorporated in and made part of this contract, including minor modifications of such computer software.
          Technical data, as used in this clause, means data (other than computer software) which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.
          Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose, and to have or permit others to do so.

1	GSB-1003

     (b) Allocations of Rights
          (1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in—
               (i) Data first produced in the performance of this agreement;
               (ii) Form, fit, and function data delivered under this agreement;
               (iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and
               (iv) All other data delivered under this agreement unless provided otherwise for limited rights data or restricted computer software in accordance with paragraph (g) of this clause.
          (2) The Recipient shall have the right to-
               (i) Use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this agreement, unless provided otherwise in paragraph (d) of this clause;
               (ii) Protect from unauthorized disclosure and use those data which are limited rights data or restricted computer software to the extent provided in paragraph (g) of this clause;
               (iii) Substantiate use of, add or correct limited rights, restricted rights, or copyright notices and to take over appropriate action, in accordance with paragraphs (e) and (f) of this clause; and
               (iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in subparagraph (c)(1) of this clause.
     (c) Copyright
          (1) Data first produced in the performance of this agreement. Unless provided otherwise in paragraph (d) of this clause, the Recipient may establish, without prior approval of the Contracting Officer, claim to copyright subsisting in data first produced in the performance of this agreement. When claim to copyright is made, the Recipient shall affix the applicable copyright notices of 17 U.S.C. 401 or 402 and acknowledgement of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable worldwide license in such copyrighted data to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government.
          (2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data not first produced in the performance of this agreement and which contains the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (c)(1) of this clause; provided, however, that if such data are computer software the Government shall acquire a copyright license as set forth in subparagraph (g)(3) of this

2	GSB-1003

clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated in or made part of this agreement.
          (3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.
     (d) Release, Publication and Use of Data
          (1) The Recipient shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this agreement, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this agreement.
          (2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this award, which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the contracting officer.
     (e) Unauthorized Marking of Data
          (1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in subparagraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.
               (i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;
               (ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.
               (iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subparagraph (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer’s decision. The Government shall continue to abide by the markings under this subparagraph (e)(1)(iii) until final resolution of the matter either by the Contracting Officer’s determination becoming final (in which instance the Government shall thereafter have the right to cancel or

3	GSB-1003

ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.
          (2) The time limits in the procedures set forth in subparagraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.
     (f) Omitted or Incorrect Markings
          (1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery or such data, permission to have notices placed on qualifying data at the Recipient’s expense, and the Contracting Officer may agree to do so if the Recipient:
               (i) Identifies the data to which the omitted notice is to be applied;
               (ii) Demonstrates that the omission of the notice was inadvertent;
               (iii) Establishes that the use of the proposed notice is authorized; and
               (iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.
          (2) The Contracting Officer may also:
               (i) Permit correction at the Recipient’s expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized, or
               (ii) Correct any incorrect notices.
     (g) Protection of Limited Rights Data and Restricted Computer Software
          When data other than that listed in subparagraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and qualify as either limited rights data or restricted computer software, if the Recipient desires to continue protection of such data, the Recipient shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding, the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof. Limited rights data that are formatted as a computer data base for delivery to the Government are to be treated as limited rights data and not restricted computer software.
     (h) Subaward/Contract
          The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient’s obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with the subaward/contract award without further authorization.

4	GSB-1003

     (i) Additional Data Requirements
          In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at anytime during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause, or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.
     (j) The recipient agrees, except as may be otherwise specified in this award for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this award, inspect at the Recipient’s facility any data withheld pursuant to paragraph (g) of this clause, for purposes of verifying the Recipient’s assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector. (End of clause)
02.	10 CFR Part 600.325 Appendix A, Patent Rights (Small Business Firms and Nonprofit Organizations (OCT 2003)
     (a) Definitions
          Invention means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).
          Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.
          Nonprofit organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a State nonprofit organization statute.
          Practical application means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.
          Small business firm means a small business concern as defined at section 2 of Public Law 85-536 (16 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3 through 121.8 and 13 CFR 121.3 through 121.12, respectively, will be used.

5	GSB-1003

          Subject invention means any invention of the Recipient conceived or first actually reduced to practice in the performance of work under this award, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d) must also occur during the period of award performance.
     (b) Allocation of Principal Rights
          The Recipient may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this Patent Rights clause and 35 U.S.C. 203. With respect to any subject invention in which the Recipient retains title, the Federal Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the U.S. the subject invention throughout the world.
     (c) Invention Disclosure, Election of Title and Filing of Patent Applications by Recipient
          (1) The Recipient will disclose each subject invention to DOE within two months after the inventor discloses it in writing to Recipient personnel responsible for the administration of patent matters. The disclosure to DOE shall be in the form of a written report and shall identify the award under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Recipient will promptly notify DOE of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient.
          (2) The Recipient will elect in writing whether or not to retain title to any such invention by notifying DOE within two years of disclosure to DOE. However, in any case where publication, on sale, or public use has initiated the oneyear statutory period wherein valid patent protection can still be obtained in the U.S., the period for election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period.
          (3) The Recipient will file its initial patent application on an invention to which it elects to retain title within one year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the U.S. after a publication, on sale, or public use. The Recipient will file patent applications in additional countries or international patent offices within either ten months of the corresponding initial patent application, or six months from the date when permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications when such filing has been prohibited by a Secrecy Order.
          (4) Requests for extension of the time for disclosure to DOE, election, and filing under subparagraphs (c)(1), (2), and (3) of this clause may, at the discretion of DOE, be granted.
     (d) Conditions When the Government May Obtain Title
          The Recipient will convey to DOE, upon written request, title to any subject invention:

6	GSB-1003

          (1) If the Recipient fails to disclose or elect the subject invention within the times specified in paragraph (c) of this patent rights clause, or elects not to retain title; provided that DOE may only request title within 60 days after learning of the failure of the Recipient to disclose or elect within the specified times;
          (2) In those countries in which the Recipient fails to file patent applications within the times specified in paragraph (c) of this Patent Rights clause; provided, however, that if the Recipient has filed a patent application in a country after the times specified in paragraph (c) of this Patent Rights clause, but prior to its receipt of the written request of DOE, the Recipient shall continue to retain title in that country; or
          (3) In any country in which the Recipient decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in a reexamination or opposition proceeding on, a patent on a subject invention.
     (e) Minimum Rights to Recipient and Protection of the Recipient Right To File
          (1) The Recipient will retain a non-exclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Recipient fails to disclose the subject invention within the times specified in paragraph (c) of this Patent Rights clause. The Recipient’s license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Recipient is a party and includes the right to grant sublicenses of the same scope of the extent the Recipient was legally obligated to do so at the time the award was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Recipient’s business to which the invention pertains.
          (2) The Recipient’s domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR part 404 and the agency’s licensing regulation, if any. This license will not be revoked in that field of use or the geographical areas in which the Recipient has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at discretion of the funding Federal agency to the extent the Recipient, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.
          (3) Before revocation or modification of the license, the funding Federal agency will furnish the Recipient a written notice of its intention to revoke or modify the license, and the Recipient will be allowed thirty days (or such other time as may be authorized by DOE for good cause shown by the Recipient) after the notice to show cause why the license should not be revoked or modified. The Recipient has the right to appeal, in accordance with applicable regulations in 37 CFR part 404 and the agency’s licensing regulations, if any, concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.
     (f) Recipient Action To Protect Government’s Interest
          (1) The Recipient agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

7	GSB-1003

               (i) Establish or confirm the rights the Government has throughout the world in those subject inventions for which the Recipient retains title; and
               (ii) Convey title to DOE when requested under paragraph (d) of this Patent Rights clause, and to enable the government to obtain patent protection throughout the world in that subject invention.
          (2) The Recipient agrees to require, by written agreement, its employees, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under this award in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this Patent Rights clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government’s rights in the subject inventions. The disclosure format should require, as a minimum, the information requested by paragraph (c)(1) of this Patent Rights clause. The Recipient shall instruct such employees through the employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.
          (3) The Recipient will notify DOE of any decision not to continue prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.
          (4) The Recipient agrees to include, within the specification of any U.S. patent application and any patent issuing thereon covering a subject invention, the following statement: “This invention was made with Government support under (identify the award) awarded by (identify DOE). The Government has certain rights in this invention.”
     (g) Subaward/Contract
          (1) The Recipient will include this Patent Rights clause, suitably modified to identify the parties, in all subawards/contracts, regardless of tier, for experimental, developmental or research work to be performed by a small business firm or nonprofit organization. The subrecipient/contractor will retain all rights provided for the Recipient in this Patent Rights clause, and the Recipient will not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractors’ subject inventions.
          (2) The Recipient will include in all other subawards/contracts, regardless of tier, for experimental, developmental or research work, the patent rights clause required by 10 CFR 600.325(c).
          (3) In the case of subawards/contracts at any tier, DOE, the Recipient, and the subrecipient/contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subrecipient/contractor and DOE with respect to those matters covered by the clause.
     (h) Reporting on Utilization of Subject Inventions
          The Recipient agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Recipient or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross

8	GSB-1003

royalties received by the Recipient and such other data and information as DOE may reasonably specify. The Recipient also agrees to provide additional reports in connection with any march-in proceeding undertaken by DOE in accordance with paragraph (j) of this Patent Rights clause. As required by 35 U.S.C. 202(c)(5), DOE agrees it will not disclose such information to persons outside the Government without the permission of the Recipient.
     (i) Preference for United States Industry.
          Notwithstanding any other provision of this Patent Rights clause, the Recipient agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the U.S. unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the U.S. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Recipient or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the U.S. or that under the circumstances domestic manufacture is riot commercially feasible.
     (j) March-in-Rights
          The Recipient agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with procedures at 37 CFR 401.6 and any supplemental regulations of the Agency to require the Recipient, an assignee or exclusive licensee of a subject invention to grant a non-exclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances and if the Recipient, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that:
          (1) Such action is necessary because the Recipient or assignee has not taken or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;
          (2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Recipient, assignee, or their licensees;
          (3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Recipient, assignee, or licensee; or
          (4) Such action is necessary because the agreement required by paragraph (i) of this Patent Rights clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the U.S. is in breach of such agreement
     (k) Special Provisions for Awards With Nonprofit Organizations
          If the Recipient is a nonprofit organization, it agrees that:
          (1) Rights to a subject invention in the U.S. may not be assigned without the approval of DOE, except where such assignment is made to an organization which has as one of its primary functions the management of inventions, provided that such assignee will be subject to the same provisions as the Recipient;

9	GSB-1003

          (2) The Recipient will share royalties collected on a subject invention with the inventor, including Federal employee co-inventors (when DOE deems it appropriate) when the subject invention is assigned in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10;
          (3) The balance of any royalties or income earned by the Recipient with respect to subject inventions, after payment of expenses (including payments to inventors) incidental to the administration of subject inventions, will be utilized for the support of scientific or engineering research or education; and
          (4) It will make efforts that are reasonable under the circumstances to attract licensees of subject inventions that are small business firms and that it will give preference to a small business firm if the Recipient determines that the small business firm has a plan or proposal for marketing the invention which, if executed, is equally likely to bring the invention to practical application as any plans or proposals from applicants that are not small business firms; provided that the Recipient is also satisfied that the small business firm has the capability and resources to carry out its plan or proposal. The decision whether to give a preference in any specific case will be at the discretion of the Recipient. However, the Recipient agrees that the Secretary of Commerce may review the Recipient’s licensing program and decisions regarding small business applicants, and the Recipient will negotiate changes to its licensing policies, procedures or practices with the Secretary when the Secretary’s review discloses that the Recipient could take reasonable steps to implement more effectively the requirements of this paragraph (k)(4).
     (l) Communications.
          All communications required by this Patent Rights clause should be sent to the DOE Patent Counsel address listed in the Award Document.
     (m) Electronic Filing
          Unless otherwise Specified in the award, the information identified in paragraphs (f)(2) and (f)(3) may be electronically filed.
[End of clause]
03. FAR 52.227-23 Rights to Proposal Data (Technical) (JUN 1987)
Except for data contained on pages (none), it is agreed that as a condition of award of this contract, and notwithstanding the conditions of any notice appearing thereon, the Government shall have unlimited rights (as defined in the “Rights in Data—General” clause contained in this contract) in and to the technical data contained in the proposal dated 03/20/2008, upon which this contract is based.

10	GSB-1003

Applicants Name: Ocean Power Technologies, Inc.	Award Number: DE-FG36-08 GO88017 A000	Attachment Number: 3
Budget Information — Non Construction Programs
OMB Approval No. 0348-0044
Section A — Budget Summary

Grant Program	Catalog of Federal	Estimated Unobligated Funds		New or Revised Budget
Function or Activity	Domestic Assistance	Federal	Non-Federal	Federal	Non-Federal	Total
(a)	Number (b)	(c)	(d)	(e)	(f)	(g)
1. A000	81.087	$0.00	$0.00	$1,968,000.00	[**]	[**]
2.						$0.00
3.						$0.00
4.						$0.00
5. Totals		$0.00	$0.00	$1,968,000.00	[**]	[**]
Section B — Budget Categories

	Grant Program, Function or Activity				Total
	(1) A000	(2)	(3)	(4)	(5)
6. Object Class Categories
a. Personal	[**]				[**]
b. Fringe Benefits	[**]				[**]
c. Travel	[**]				[**]
d. Equipment	[**]				[**]
e. Supplies	[**]				[**]
f. Contractual	[**]				[**]
g. Construction	[**]				[**]
h. Other	[**]				[**]
i. Total Direct Charges (sum of 6a-6h)	[**]				[**]
j. Indirect Charges	[**]				[**]
k. Totals (sum of 6i and 6j)	[**]				[**]

7. Program Income	$0.00				$0.00
SF-424A (Rev. 4-92)
Prescribed by OMB Circular A-102

Previous Edition Usable	Authorized for Local Reproduction

Attachment 4

DOE F 4600.2
(05/06)
All Other Editions Are Obsolete

U.S. Department of Energy
FEDERAL ASSISTANCE REPORTING CHECKLIST AND INSTRUCTIONS

1. Identification Number DE-FG36-08GO88017.A000	2. Program/Project Title: Wave Power Demonstration Project at Reedsport, OR		
3. Recipient Ocean Power Technologies, Inc.			
4. Reporting Requirements:	Frequency	No. of Copies	Address
A. MANAGEMENT REPORTING ☑ Progress Report ☑ Special Status Report (see special instructions)	 Q A	Upload one copy of each report to the address identified in the next column	https://www.eere-pmc.energy.gov/SubmitReports.aspx
B. SCIENTIFIC/TECHNICAL REPORTING (Reports/Products must be submitted with appropriate DOE F 241. The forms are available at www.osti.gov/elink) Report/Product — Form ☑ Final Scientific Report — DOE F 241.3 ☑ Conference papers/proceedings* — DOE F 241.3 ☐ Software/Manual — DOE F 241.3 ☐ Other (see special instructions) — DOE F 241.3 ** Scientific and technical conferences only*	 F A		http://www.osti.gov/elink-2413 https://www.eere-pmc.energy.gov/SubmitReports.aspx http://www.osti.gov/estsc/241-4pre.jsp
C. FINANCIAL REPORTING ☐ SF-269, Financial Status Report ☑ SF-269A, Financial Status Report (short form) ☐ SF-272, Federal Cash Transaction Report	 F Q		https://www.eere-pmc.energy.gov/SubmitReports.aspx
D. CLOSEOUT REPORTING ☑ Patent Certification ☑ Property Certification ☐ Other (see Special Instructions)	 F F		https://www.eere-pmc.energy.gov/SubmitReports.aspx
E. OTHER REPORTING ☑ Annual Indirect Cost Proposal ☐ Annual Inventory of Federally Owned Property, If Any ☐ Other (see special instructions)	 Y		

FREQUENCY CODES AND DUE DATES:

(PMC-05/06/06)

DOE F 4600.2 U.S. Department of Energy (05/06) FEDERAL ASSISTANCE REPORTING CHECKLIST All Other Editions Are Obsolete AND INSTRUCTIONS
1. Identification Number } 2. Program/Project Title: } DE-FG36-08GO88017.A000 } Wave Power Demonstration Project at Reedsport, OR } 3. Recipient } Ocean Power Technologies, Inc. } 4. Reporting Requirements: } Frequency No. of Copies Address
Upload one copy of each report to the https://www.eere-pmc. address identified
A. MANAGEMENT REPORTING in the next column energy.gov/SubmitReports.aspx
☑ Progress Report Q ☑ Special Status Report (see special instructions) A
B. SCIENTIFIC/TECHNICAL REPORTING
(Reports/Products must be submitted with appropriate DOE F 241. The forms are available at www.osti.gov/elink) Report/Product Form ☑ Final Scientific Report DOE F 241.3 F http://www.osti.gov/elink-2413 https://www.eere- pmc.energy.gov/SubmitReports.aspx http://www.osti.gov/estsc/241-4pre.jsp ☑ Conference papers/proceedings* DOE F 241.3 A ☐ Software/Manual DOE F 241.3 ☐ Other (see special instructions) DOE F 241.3 * Scientific and technical conferences only C. FINANCIAL REPORTING
https://www.eere-pmc. ☐ SF-269, Financial Status Report energy.gov/SubmitReports.aspx ☑ SF-269A, Financial Status Report (short form) F Q ☐ SF-272, Federal Cash Transaction Report https://www.eere-pmc. D. CLOSEOUT REPORTING energy.gov/SubmitReports.aspx
☑ Patent Certification F ☑ Property Certification F ☐ Other (see Special Instructions) E. OTHER REPORTING
☑ Annual Indirect Cost Proposal Y ☐ Annual Inventory of Federally Owned Property, If Any ☐ Other (see special instructions) FREQUENCY CODES AND DUE DATES:
A — Within 5 calendar days after events or as specified. F — Final; 90 calendar days after expiration or termination of the award. Y — Yearly; 90 days after the end of the reporting period. S — Semiannually; within 30 days after end of the reporting period. Q — Quarterly; within 30 days after end of the reporting period. 5. Special Instructions: The forms identified in the checklist are available at http://management.energy.gov/business_doe/business_forms.htm.
(PMC-05/06/06)

Federal Assistance Reporting Instructions (05/06)
A.	MANAGEMENT REPORTING

Progress Report

The Progress Report must provide a concise narrative assessment of the status of work and include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:
1.	The DOE award number and name of the recipient.

2.	The project title and name of the project director/principal investigator.

3.	Date of report and period covered by the report.

4.	A comparison of the actual accomplishments with the goals and objectives established for the period and reasons why the established goals were not met.

5.	A discussion of what was accomplished under these goals during this reporting period, including major activities, significant results, major findings or conclusions, key outcomes or other achievements. This section should not contain any proprietary data or other information not subject to public release. If such information is important to reporting progress, do not include the information, but include a note in the report advising the reader to contact the Principal Investigator or the Project Director for further information.

6.	Cost Status. Show approved budget by budget period and actual costs incurred. If cost sharing is required break out by DOE share, recipient share, and total costs.

7.	Schedule Status. List milestones, anticipated completion dates and actual completion dates. If you submitted a project management plan with your application, you must use this plan to report schedule and budget variance. You may use your own project management system to provide this information.

8.	Any changes in approach or aims and reasons for change. Remember significant changes to the objectives and scope require prior approval by the contracting officer.

9.	Actual or anticipated problems or delays and actions taken or planned to resolve them.

10.	Any absence or changes of key personnel or changes in consortium/teaming arrangement.

11.	A description of any product produced or technology transfer activities accomplished during this reporting period, such as:
A.	Publications (list journal name, volume, issue); conference papers; or other public releases of results. Attach or send copies of public releases to the DOE Project Officer identified in Block 11 of the Notice of Financial Assistance Award.

2

B.	Web site or other Internet sites that reflect the results of this project.

C.	Networks or collaborations fostered.

D.	Technologies/Techniques.

E.	Inventions/Patent Applications.

F.	Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.
Special Status Report
The recipient must report the following events as soon as possible after they occur. Submit reports by e-mail to the DOE Project Officer identified in Block 11 of the Notice of Financial Assistance Award (NFAA):
1.	Developments that have a significant favorable impact on the project.

2.	Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public. For example, the recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition:
a.	Any single fatality or injuries requiring hospitalization of five or more individuals.

b.	Any significant environmental permit violation.

c.	Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes or regulations.

d.	Any incident which causes a significant process or hazard control system failure.

e.	Any event which is anticipated to cause a significant schedule slippage or cost increase.

f.	Any damage to Government-owned equipment valued in excess of $50,000.

g.	Any other incident that has the potential for high visibility in the media.
B.	SCIENTIFIC/TECHNICAL REPORTS
Final Scientific/Technical Report
Content. The final scientific/technical report must include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

3

1.	Identify the DOE award number; name of recipient; project title; name of project director/principal investigator; and consortium/teaming members.

2.	Display prominently on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data. Reports delivered without such notices may be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use or reproduction of such reports.

3.	Provide an executive summary, which includes a discussion of 1) how the research adds to the understanding of the area investigated; 2) the technical effectiveness and economic feasibility of the methods or techniques investigated or demonstrated; or 3) how the project is otherwise of benefit to the public. The discussion should be a minimum of one paragraph and written in terms understandable by an educated layman.

4.	Provide a comparison of the actual accomplishments with the goals and objectives of the project.

5.	Summarize project activities for the entire period of funding, including original hypotheses, approaches used, problems encountered and departure from planned methodology, and an assessment of their impact on the project results. Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the conclusions.

6.	Identify products developed under the award and technology transfer activities, such as:
a.	Publications (list journal name, volume, issue), conference papers, or other public releases of results. If not provided previously, attach or send copies of any public releases to the DOE Project Officer identified in Block 11 of the Notice of Financial Assistance Award;

b.	Web site or other Internet sites that reflect the results of this project;

c.	Networks or collaborations fostered;

d.	Technologies/Techniques;

e.	Inventions/Patent Applications, licensing agreements; and

f.	Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.
7.	For projects involving computer modeling, provide the following information with the final report:
a.	Model description, key assumptions, version, source and intended use;

b.	Performance criteria for the model related to the intended use;

4

c.	Test results to demonstrate the model performance criteria were met (e.g., code verification/validation, sensitivity analyses, history matching with lab or field data, as appropriate);

d.	Theory behind the model, expressed in non-mathematical terms;

e.	Mathematics to be used, including formulas and calculation methods;

f.	Whether or not the theory and mathematical algorithms were peer reviewed, and, if so, include a summary of theoretical strengths and weaknesses;

g.	Hardware requirements; and

h.	Documentation (e.g., users guide, model code).
Electronic Submission. The final scientific/technical report must be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413.
Electronic Format. Reports must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts. Materials, such as prints, videos, and books, that are essential to the report but cannot be submitted electronically, should be sent to the DOE Award Administrator at the address listed in Block 12 of the Notice of Financial Assistance Award.
Submittal Form. The report must be accompanied by a completed electronic version of DOE Form 241.3, “U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI).” You can complete, upload, and submit the DOE F.241.3 online via E-Link. You are encouraged not to submit patentable material or protected data in these reports, but if there is such material or data in the report, you must: (1) clearly identify patentable or protected data on each page of the report; (2) identify such material on the cover of the report; and (3) mark the appropriate block in Section K of the DOE F 241.3. Reports must not contain any limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release. Protected data is specific technical data, first produced in the performance of the award that is protected from public release for a period of time by the terms of the award agreement.
Conference Papers/Proceedings
Content. The recipient must submit a copy of any conference papers/proceedings, with the following information: (1) Name of conference; (2) Location of conference; (3) Date of conference; and (4) Conference sponsor.
Electronic Submission. Scientific/technical conference paper/proceedings must be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413. Non-scientific/technical conference papers/proceedings must be sent to the URL listed on the Reporting Checklist.

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Electronic Format. Conference papers/proceedings must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts. If the proceedings cannot be submitted electronically, they should be sent to the DOE Award Administrator at the address listed in Block 12 of the Notice of Financial Assistance Award.
Submittal Form. Scientific/technical conference papers/proceedings must be accompanied by a completed DOE Form 241.3. The form and instructions are available on E-Link at http://www.osti.gov/elink-2413. This form is not required for non-scientific or non-technical conference papers or proceedings.
Software/Manual
Content. Unless otherwise specified in the award, the following must be delivered: source code, the executable object code and the minimum support documentation needed by a competent user to understand and use the software and to be able to modify the software in subsequent development efforts.
Electronic Submission. Submissions may be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/estsc/241-4pre.jsp
Energy Science and Technology Software Center
P.O. Box 1020
Oak Ridge, TN 37831
Submittal Form. Each software deliverable and its manual must be accompanied by a completed DOE Form 241.4 “Announcement of U.S. Department of Energy Computer Software.” The form and instructions are available on E-Link at http://www.osti.gov/estsc//241-4pre.jsp.
Protected Personally Identifiable Information (PII). Management Reports or Scientific/Technical Reports must not contain any Protected PII. PII is any information about an individual which can be used to distinguish or trace an individual’s identity. Some information that is considered to be PII is available in public sources such as telephone books, public websites, university listings, etc. This type of information is considered to be Public PII and included, for example, first and last name, address, work telephone number, e-mail address, home telephone number, and general educational credentials. In contrast, Protected PII is defined as an individual’s first name or first initial and last name in combination with any one or more of types of information, including, but not limited to, social security number, passport number, credit card numbers, clearances, bank numbers, biometrics, date and place of birth, mother’s maiden name, criminal, medical and financial records, educational transcripts, etc.
C.	FINANCIAL REPORTING
Recipients must complete the financial reports identified on the Reporting Checklist in accordance with the report instructions. These standard forms are available at

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http://www.whitehouse.gov/omb/grants/index.html. Fillable forms are available at http://management.energy.gov/business_doe/business_forms.htm.
D.	CLOSEOUT REPORTS
Final Invention and Patent Report
The recipient must provide a DOE Form 2050.11 , “PATENT CERTIFICATION.” This form is available at http://www.directives.doe.gov/pdfs/forms/2050-11.pdf and http://management.energy.gov/business_doe/business_forms.htm.
Property Certification
The recipient must provide the Property Certification, including the required inventories of non-exempt property, located at http://management.energy.gov/business_doe/business_forms.htm.
E.	OTHER REPORTING

Annual Indirect Cost Proposal and Reconciliation

Requirement. In accordance with the applicable cost principles, the recipient must submit an annual indirect cost proposal, reconciled to its financial statements, within six months after the close of the fiscal year, unless the award is based on a predetermined or fixed indirect rate (s), or a fixed amount for indirect facilities and administration (F&A) costs.

Cognizant Agency. The recipient must submit its annual indirect cost proposal directly to the cognizant agency for negotiating and approving indirect costs. If the DOE awarding office is the cognizant agency, submit the annual indirect cost proposal to the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award.

Annual Inventory of Federally Owned Property

Requirement. If at any time during the award the recipient is provided with Government-furnished property or acquires property with project funds and the award specifies that the property vests in the Federal Government (i.e. federally owned property), the recipient must submit an annual inventory of this property to the DOE Award Administrator identified in Block 12 of the Notice of Financial Assistance Award no later then October 30th of each calendar year, to cover an annual reporting period ending on the preceding September 30th.

Content of Inventory. The inventory must include a description of property, tag number, acquisition date, location of property, and acquisition cost, if purchased with project funds. The report must list all federally owned property, including property located at subcontractor’s facilities or other locations.

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DE-FG36-08GO88017/A000
Attachment #5

STATEMENT OF PROJECT OBJECTIVES
Ocean Power Technologies, Inc.
Wave Power Demonstration Project at Reedsport, Oregon
A.	PROJECT OBJECTIVES
Ocean wave power can be a significant source of large-scale, renewable energy for the US electrical grid. The goal of the Wave Power Demonstration Project at Reedsport, Oregon is to demonstrate wave power as an attractive electricity production option for the twenty-first century by meeting the following objectives:
•	Construct the first utility scale wave power project in the US at Reedsport OR based on OPT’s PowerBuoy® technology

•	Demonstrate the benefits of wave power as an innovative technology that adds diversity to the nation’s energy supply

•	Demonstrate wave power as a cost-competitive technology

•	Demonstrate the environmental advantages of wave power over other forms of energy: no exhaust gases, no noise, minimal visibility from shore, and safe for sea life
B.	PROJECT SCOPE
OPT’s Wave Power Demonstration Project at Reedsport, Oregon meets the objectives of the Wind & Hydropower Technologies Program, one of the ten EERE Programs, which works to increase the use of domestic wind and water resources for electric power generation in order to stabilize energy costs, enhance energy security, and improve our environment.
As the first utility scale wave power project in the US, a wave power demonstration project in Reedsport, OR (not included in the scope of this project), will consist of 1 PowerBuoy 2.5 miles off the coast. Wave power will be converted to electricity through a buoy in the water, using the rise and fall of waves to move the buoy up and down (mechanical stroking) which drives an electric generator. OPT’s wave power generation system includes sophisticated techniques to automatically tune the system for efficient conversion of random wave energy into low cost green electricity, for disconnecting the system in large waves, and for automatically restoring operation when wave conditions normalize.
The scope of this phase of the project encompasses out-of-water testing of the entire OPT PowerBuoy assembly. At the end of this phase of the project and based on the results of out-of-water testing, OPT will then decide if the buoy is suitable for in-water testing and will then carry out that testing outside the scope of this initial phase of the project. The DOE funding will be used to help fund the fabrication, assembly and factory testing of the first PowerBuoy for Reedsport, OR.

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C.	TASKS TO BE PERFORMED
Task 1 — Design Engineering
1.1	Requirements & Studies

OPT shall work with the customer, an Oregon-based utility company, to establish requirements for the Reedsport PowerBuoy and mooring system. OPT shall prepare a document that captures these requirements.

OPT shall perform several trade studies to determine the optimum configuration of the PowerBuoy to meet the requirements of the Reedsport Site. These trade studies will include the following:
•	Electrical configuration: Power conversion, conditioning and control system

•	Mechanical configuration: PowerBuoy structure which includes the float, spar and heave plate

•	Site Survey

•	Mooring
1.2	Preliminary Design

OPT shall perform the preliminary design of the Reedsport PowerBuoy, anchor/mooring system, electrical system, and on-shore station. The requirements set forth in the Reedsport PowerBuoy Requirements Document developed in subtask 1.1 shall be used in the buoy design. The auxiliary system schematics such as [**], the physical configuration is determined, the Power Take-Off (PTO) type is specified, system sizing for energy storage and transfer is determined, and the dimensions, weight and volume of the PowerBuoy physical structured are also determined. A preliminary design data package shall be prepared and a preliminary design review shall be conducted.
1.3	Detailed Design

OPT shall perform the detailed design of the Reedsport PowerBuoy. The requirements set forth in the Reedsport PowerBuoy Requirements Document developed in subtask 1.1 shall be used in the buoy design. A detailed design data package shall be prepared and a final design review shall be conducted. This will be the final design review prior to the release to manufacturing.
Task 2 — PowerBuoy (Structural Steel) Procurement and Fabrication
OPT shall procure the Reedsport PowerBuoy structure from an experienced, qualified steel Oregon-based contractor who will fabricate the PowerBuoy based on OPT’s approved, detailed design, drawing package. The key elements of the PowerBuoy structure are [**].

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Task 3 — Mooring Equipment Procurement and Fabrication
OPT shall procure the Reedsport PowerBuoy anchor/mooring system from an experienced, qualified Oregon-based contractor who will fabricate the anchor/mooring system based on OPT’s approved, detailed design, drawing package.
Task 4 — On-Shore Station Procurement and Assembly
The On-Shore Station will house the supervisory control and data acquisition (SCADA) system used for data collection and control. OPT will procure and configure the SCADA system equipment for the shore station to provide reliable data collection, monitoring and remote operation of the Reedsport PowerBuoy system. The SCADA system will also allow for long-term storage of synchronized data and contain a data link back to OPT’s base in Pennington, New Jersey for a continuous data stream and ongoing control capability for monitoring system operation and control. The SCADA system will be utilized during the land-based testing of Assemblies as described in Task 6 below.
Task 5 — Electrical and Power Take-Off System Procurement and Assembly
This task includes activities involved in procurement, fabrication, supplier and QA management for the electrical system which includes the Power-Take-Off (PTO), conditioning and control subsystems. Requests for quote will be distributed to multiple suppliers in order to procure at the lowest possible cost. Long lead-time items will be identified and follow a staggered assembly and test plan to allow the final installation and ocean test schedules to be met. The power take-off and control systems components and sub-assemblies for the Reedsport PowerBuoy will be engineered, assembled and pre-tested for system performance at OPT.
Task 6 — Testing of Assemblies
OPT will [**]. During the testing, efficiency measurements will be taken to insure that all subsystems are performing as expected.
Upon successful completion of the PTO subsystem back-to-back testing, all PowerBuoy power conversion equipment will be shipped to the Oregon-based fabricator’s site for final integration into the PowerBuoy structure. Final system testing at that stage will be conducted to insure mechanical system tolerances and key moving components are to design specifications. Integration of the control system with cables and connectors to the mechanical PowerBuoy structure will be performed. Extensive data will be recorded and analyzed.
The fully integrated PowerBuoy subsystems will be tested including [**] to insure that all subsystems are performing as expected. Data collected during testing at the Oregon-based site will be compared to the data collected at OPT to ensure all subsystems are operating as expected.
Task 7 — Program Management
OPT shall assign a Program Manager to the program. The Program Manager will provide the technical direction, monitor and direct the daily technical aspects of the program and coordinate

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the specialized talents of management, engineering, finance, manufacturing, and quality assurance with the following tasks:
•	Program Planning, Tracking and Technical Management — The OPT Program Manager shall be responsible for resource assignment, technical direction, task direction and schedule management.

•	Reports and Other Deliverables — The OPT Program Manager shall prepare and provide reports and other deliverables in accordance with the Federal Assistance Reporting Checklist following the instructions included therein.